Exhibit 99.1

Amcor reports first quarter result and reaffirms outlook for fiscal 2024
Highlights - Three Months Ended September 30, 2023
•Net sales of $3,443 million;
•GAAP Net income of $152 million; GAAP diluted earnings per share (EPS) of 10.5 cps;
•Adjusted EPS of 15.6 cps and Adjusted EBIT of $358 million;
•Adjusted Free Cash Flow ahead of prior year;
•Increased cash returns to shareholders: Quarterly dividend increased to 12.5 cents per share and $30 million of shares repurchased; and
•Fiscal 2024 outlook: Reaffirming adjusted EPS of 67-71 cents per share and adjusted Free Cash Flow of $850-950 million.

First quarter result in line with expectations and on track to deliver fiscal 2024 guidance
Amcor CEO Ron Delia said: “We executed well in our fiscal 2024 first quarter, delivering financial results in-line with our expectations, including adjusted free cash flow ahead of last year’s first quarter and putting us on track to deliver against our fiscal 2024 guidance, which we are reaffirming today.
As anticipated, market conditions remain challenging with continued destocking and soft demand which we expect to continue in the near term. In this context, our teams remain laser focused on taking price and cost actions to offset inflation, aligning the cost base with market dynamics and managing working capital. We believe these ongoing efforts, combined with benefits later in the year from structural cost reduction initiatives and a lower interest expense headwind, leave us well placed to meet our expectations for a return to solid adjusted earnings per share growth in the second half and to grow at our long-term trend high-single digit rates thereafter.
We remain confident in the strength of our market positions and underlying business. We continue to actively pursue our strategy for long-term growth and value creation which includes investing in organic growth, pursuing M&A opportunities in faster growing, higher value markets or repurchasing shares and returning cash to shareholders through a compelling and growing dividend.”

Key Financials			Three Months Ended September 30,
GAAP results			2022 $ million	2023 $ million
Net sales			3,712	3,443
Net income attributable to Amcor plc			232	152
EPS (diluted US cents)			15.5	10.5

				Comparable constant currency ∆%
	Three Months Ended September 30,		Reported ∆%
Adjusted non-GAAP results(1)	2022 $ million	2023 $ million
Net sales	3,712	3,443	(7)	(6)
EBITDA	494	459	(7)	(5)
EBIT	392	358	(9)	(5)
Net income	271	226	(17)	(13)
EPS (diluted US cents)	18.1	15.6	(14)	(10)
Free Cash Flow	(400)	(227)
(1) Adjusted non-GAAP results exclude items which are not considered representative of ongoing operations. Comparable constant currency ∆% excludes the impact of movements in foreign exchange rates and items affecting comparability. Further details related to non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP information” in this release.

Note: All amounts referenced throughout this document are in US dollars unless otherwise indicated and numbers may not add up precisely to the totals provided due to rounding.

Shareholder returns
Amcor generates significant annual cash flow, maintains strong credit metrics, and is committed to an investment grade credit rating. The Company's strong annual cash flow and balance sheet provide substantial capacity to reinvest in the business for organic growth, pursue acquisitions or share repurchases and return cash to shareholders through a compelling and growing dividend.
During the three months ended September 30, 2023, the Company returned approximately $205 million to shareholders through cash dividends and share repurchases, compared with approximately $180 million in the same period last year.
Dividend
The Amcor Board of Directors today declared a quarterly cash dividend of 12.5 cents per share (compared with 12.25 cents per share in the same quarter last year). The dividend will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE. Holders of CDIs trading on the ASX will receive an unfranked dividend of 19.73 Australian cents per share, which reflects the quarterly dividend of 12.5 cents per share converted at an AUD:USD average exchange rate of 0.6336 over the five trading days ended October 27, 2023.
The ex-dividend date will be November 21, 2023, the record date will be November 22, 2023 and the payment date will be December 12, 2023.
Share repurchases
Amcor repurchased approximately 3 million shares during the three months ended September 30, 2023 for a total cost of approximately $30 million.

Financial results - Three Months Ended September 30, 2023
Segment information

	Three Months Ended September 30, 2022				Three Months Ended September 30, 2023
Adjusted non-GAAP results	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(1)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(1)
Flexibles	2,779	353	12.7%		2,568	322	12.5%
Rigid Packaging	933	66	7.0%		875	62	7.1%
Other(2)	—	(27)			—	(26)
Total Amcor	3,712	392	10.6%	16.5	3,443	358	10.4%	15.0
(1) Return on average funds employed includes shareholders' equity and net debt, calculated using a four quarter average and last twelve months adjusted EBIT.
(2) Represents corporate expenses.

Net sales of $3,443 million were 7% lower than last year on a reported basis, including a favorable impact of 2% related to movements in foreign exchange rates, an unfavorable impact of 2% related to items affecting comparability and an unfavorable impact of 1% related to the pass through of lower raw material costs of approximately $55 million.
Net sales on a comparable constant currency basis were 6% lower than last year, reflecting price/mix benefits of approximately 2%. Volumes were approximately 8% lower than last year.
Adjusted EBIT of $358 million was 5% lower than last year on a comparable constant currency basis.

Flexibles segment	Three Months Ended September 30,		Reported ∆%	Comparable constant currency ∆%
	2022 $ million	2023 $ million
Net sales	2,779	2,568	(8)	(6)
Adjusted EBIT	353	322	(9)	(5)
Adjusted EBIT / Sales %	12.7	12.5

Net sales of $2,568 million were 8% lower than last year on a reported basis, including a favorable impact of 3% related to movements in foreign exchange rates, an unfavorable impact of 3% related to items affecting comparability and an unfavorable impact of 2% related to the pass through of lower raw material costs of approximately $45 million. On a comparable constant currency basis, net sales were 6% lower than last year reflecting price/mix benefits of approximately 2% and volumes were approximately 8% lower than last year. Volume weakness continued to be broad based as a result of lower consumer demand and customer destocking.
In North America, net sales declined at high single digit rates driven by lower volumes. Volumes were higher in the condiments, pet care, snacks and confectionary categories and this was more than offset by lower volumes in categories including healthcare, meat and liquid beverage.
In Europe, net sales declined at high single digit rates driven by lower volumes, partly offset by price/mix benefits. Volumes were lower in healthcare, snacks and coffee and this was partly offset by higher volumes in pet care and confectionary.
Across the Asian region, net sales and volumes were broadly in line with the prior year. Volumes were lower in the South East Asia region and this was partly offset by volume growth in China and India. In Latin America, net sales declined at high single digit rates, mainly driven by lower volumes.
Adjusted EBIT of $322 million was 5% lower than last year on a comparable constant currency basis, reflecting lower volumes partly offset by favorable operating cost performance and price/mix benefits.

Rigid Packaging segment	Three Months Ended September 30,		Reported ∆%	Comparable constant currency ∆%
	2022 $ million	2023 $ million
Net sales	933	875	(6)	(6)
Adjusted EBIT	66	62	(5)	(6)
Adjusted EBIT / Sales %	7.0	7.1

Net sales of $875 million were 6% lower than last year on a reported basis, including a favorable impact of 1% related to movements in foreign exchange rates and an unfavorable impact of 1% related to the pass through of lower raw material costs of approximately $10 million. On a comparable constant currency basis, net sales were 6% lower than last year reflecting price/mix benefits of approximately 1% and volumes were approximately 7% lower than last year.
In North America, overall beverage volumes were 9% lower than last year as a result of lower consumer demand and continued customer destocking, including in hot fill beverage containers where volumes were down 5%. Specialty container volumes were lower than last year.
In Latin America, volumes grew at mid single digit rates compared with last year, with growth in Brazil and Colombia partly offset by lower volumes in Mexico.
Adjusted EBIT of $62 million was 6% lower than last year on a comparable constant currency basis, reflecting lower volumes partly offset by price/mix benefits and favorable cost performance.

Net interest and income tax expense
For the three months ended September 30, 2023, net interest expense of $75 million was $25 million higher than last year, reflecting higher interest rates. GAAP income tax expense was $39 million compared with $58 million last year. Excluding amounts related to non-GAAP adjustments, adjusted tax expense for the three months ended September 30, 2023 was $54 million compared with $68 million last year. Adjusted tax expense represents an effective tax rate of 19.1%.

Adjusted Free Cash Flow
For the three months ended September 30, 2023, adjusted free cash outflow was $227 million, in line with expectations and compared with an outflow of $400 million last year. Compared with last year, the improvement primarily reflects benefits from inventory reduction initiatives.
Net debt was $6,573 million at September 30, 2023. Leverage, measured as net debt divided by adjusted trailing twelve month EBITDA, was 3.3 times and in line with expectations. Leverage is expected to return to approximately 3.0 times at June 30, 2024.

Fiscal 2024 Guidance reaffirmed
For the twelve month period ending June 30, 2024, the Company continues to expect:
•Adjusted EPS of 67 to 71 cents per share which includes:
•Comparable constant currency earnings made up of underlying business performance down low single digit % to up low single digit %, a benefit of approximately 2% from share repurchases, and a negative impact of approximately 6% related to higher estimated net interest and tax expense;
•A negative impact of approximately 3% related to the sale of the Company's three plants in Russia on December 23, 2022; and
•A benefit of up to 2% related to currency translation, assuming current rates prevail through the balance of fiscal 2024.
•The Company expects adjusted EPS on a reported basis in the first half of fiscal 2024 to be down in the mid-teens % compared with the first half of fiscal 2023, primarily due to lower volumes and the residual headwinds related to the sale of the Russia plants and higher interest expense. In the second half of fiscal 2024, adjusted EPS is expected to be up mid-single digits % compared with the second half of fiscal 2023, benefiting in part from cost saving initiatives and increased earnings leverage resulting from price and cost actions taken in fiscal 2023 and 2024.
•Adjusted Free Cash Flow of approximately $850 million to $950 million, representing solid growth over fiscal 2023.
•Approximately $70 million of cash to be allocated towards share repurchases as part of the program previously announced in fiscal 2023.
Amcor's guidance contemplates a range of factors which create a degree of uncertainty and complexity when estimating future financial results. Further information can be found under 'Cautionary Statement Regarding Forward-Looking Statements' in this release.

Conference Call
Amcor is hosting a conference call with investors and analysts to discuss these results on October 31, 2023 at 5.30pm US Eastern Daylight Time / November 1, 2023 at 8.30am Australian Eastern Daylight Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.
Those wishing to access the call should use the following numbers, with the Conference ID 8080870:
•US & Canada – 888 440 4149 (toll-free), 646 960 0661 (local)
•Australia – 1800 519 630 (toll free), 02 9133 7103 (local)
•United Kingdom – 0800 358 0970 (toll free), 020 3433 3846 (local)
•Singapore – +65 3159 5133 (local number)
•Hong Kong – +852 3002 3410 (local number)
From all other countries, the call can be accessed by dialing +1 646 960 0661 (toll).

A replay of the webcast will also be available in the "Investors" section at www.amcor.com following the call.

About Amcor
Amcor is a global leader in developing and producing responsible packaging solutions for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor works with leading companies around the world to protect their products, differentiate brands, and improve supply chains through a range of flexible and rigid packaging, specialty cartons, closures and services. The Company is focused on making packaging that is increasingly light-weighted, recyclable and reusable, and made using an increasing amount of recycled content. In fiscal year 2023, 41,000 Amcor people generated $14.7 billion in annual sales from operations that span 218 locations in 41 countries. NYSE: AMCR; ASX: AMC
www.amcor.com I LinkedIn I Facebook I YouTube

Contact Information

Investors
Tracey Whitehead	Damien Bird	Damon Wright
Global Head of Investor Relations	Vice President Investor Relations Asia Pacific	Vice President Investor Relations North America
Amcor	Amcor	Amcor
+61 3 9226 9028	+61 3 9226 9070	+1 224 313 7141
tracey.whitehead@amcor.com	damien.bird@amcor.com	damon.wright@amcor.com

Media - Australia	Media - Europe	Media - North America
James Strong	Ernesto Duran	Julie Liedtke
Partner	Head of Global Communications	Director, Media Relations
Citadel-MAGNUS	Amcor	Amcor
+61 448 881 174	+41 78 698 69 40	+1 847 204 2319
jstrong@citadelmagnus.com	ernesto.duran@amcor.com	julie.liedtke@amcor.com

Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom
UK Overseas Company Number: BR020803
Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey
Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

Cautionary Statement Regarding Forward-Looking Statements
This document contains certain statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like “believe,” “expect,” “target,” “project,” “may,” “could,” “would,” “approximately,” “possible,” “will,” “should,” “intend,” “plan,” “anticipate,” "commit," “estimate,” “potential,” "ambitions," “outlook,” or “continue,” the negative of these words, other terms of similar meaning, or the use of future dates. Such statements are based on the current expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. None of Amcor or any of its respective directors, executive officers, or advisors provide any representation, assurance, or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: changes in consumer demand patterns and customer requirements; the loss of key customers, a reduction in production requirements of key customers; significant competition in the industries and regions in which Amcor operates; failure by Amcor to expand its business; challenging current and future global economic conditions, including the Russia-Ukraine conflict and inflation; impact of operating internationally; price fluctuations or shortages in the availability of raw materials, energy, and other inputs; disruptions to production, supply, and commercial risks, including counterparty credit risks, which may be exacerbated in times of economic volatility; pandemics, epidemics, or other disease outbreaks; an inability to attract and retain our global executive management team and our skilled workforce; costs and liabilities related to environment, health, and safety ("EHS") laws and regulations as well as changes in the global climate; labor disputes and an inability to renew collective bargaining agreements at acceptable terms; risks related to climate change; cybersecurity risks; failures or disruptions in information technology systems; rising interest rates; a significant increase in indebtedness or a downgrade in the credit rating; foreign exchange rate risk; a significant write-down of goodwill and/or other intangible assets; a failure to maintain an effective system of internal control over financial reporting; inability of Amcor's insurance policies to provide adequate protections; challenges to or the loss of intellectual property rights; litigation, including product liability claims or regulatory developments; increasing scrutiny and changing expectations from investors, customers, and governments with respect to Amcor's Environmental, Social and Governance practices and commitments resulting in increased costs; changing government regulations in environmental, health, and safety matters; changes in tax laws or changes in our geographic mix of earnings; and other risks and uncertainties identified from time to time in Amcor’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including without limitation, those described under Item 1A. “Risk Factors” of Amcor’s annual report on Form 10-K for the fiscal year ended June 30, 2023 and any subsequent quarterly reports on Form 10-Q. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.
Presentation of non-GAAP information
Included in this release are measures of financial performance that are not calculated in accordance with U.S. GAAP. These measures include adjusted EBITDA and EBITDA (calculated as earnings before interest and tax and depreciation and amortization), adjusted EBIT and EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow and net debt. In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. Note that while amortization of acquired intangible assets is excluded from non-GAAP adjusted financial measures, the revenue of the acquired entities and all other expenses unless otherwise stated, are reflected in our non-GAAP financial performance earnings measures. While not all inclusive, examples of these items include:
•material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations, and any other qualifying costs related to restructuring plans;
•material sales and earnings from disposed or ceased operations and any associated profit or loss on sale of businesses or subsidiaries;
•changes in the fair value of economic hedging instruments on commercial paper;
•significant pension settlements;
•impairments in goodwill and equity method investments;
•material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees, and integration costs;
•material purchase accounting adjustments for inventory;
•amortization of acquired intangible assets from business combination;
•gains or losses on significant property and divestitures and significant property and other impairments, net of insurance recovery;
•certain regulatory and legal matters;
•impacts from hyperinflation accounting; and
•impacts related to the Russia-Ukraine conflict.

Amcor also evaluates performance on a comparable constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the average rates in effect for the comparable prior year period. In order to compute comparable constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. We then adjust for other items affecting comparability. While not all inclusive, examples of items affecting comparability include the difference between sales or earnings in the current period and the prior period related to disposed, or ceased operations. Comparable constant currency net sales performance also excludes the impact from passing through movements in raw material costs.

Management has used and uses these measures internally for planning, forecasting and evaluating the performance of the Company’s reporting segments and certain of the measures are used as a component of Amcor’s Board of Directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP. The Company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant forward-looking items without unreasonable effort.  These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments, possible gains and losses on the sale of assets, and certain tax related events. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.
Dividends
Amcor has received a waiver from the ASX’s settlement operating rules, which will allow the Company to defer processing conversions between its ordinary share and CDI registers from November 21, 2023 to November 22, 2023 inclusive.

U.S. GAAP Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,
($ million)	2022	2023
Net sales	3,712	3,443
Cost of sales	(3,044)	(2,798)
Gross profit	668	645
Selling, general, and administrative expenses	(302)	(302)
Research and development expenses	(25)	(27)
Restructuring and related expenses, net	(1)	(28)
Other income/(expenses), net	2	(18)
Operating income	342	270
Interest expense, net	(50)	(75)
Other non-operating expenses, net	—	(1)
Income before income taxes and equity in loss of affiliated companies	292	194
Income tax expense	(58)	(39)
Equity in loss of affiliated companies, net of tax	—	(1)
Net income	234	154
Net income attributable to non-controlling interests	(2)	(2)
Net income attributable to Amcor plc	232	152
USD:EUR average FX rate	0.9933	0.9189

Basic earnings per share attributable to Amcor	0.156	0.105
Diluted earnings per share attributable to Amcor	0.155	0.105
Weighted average number of shares outstanding – Basic	1,474	1,439
Weighted average number of shares outstanding – Diluted	1,486	1,439

U.S. GAAP Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,
($ million)	2022	2023
Net income	234	154
Depreciation, amortization and impairment	151	149
Changes in operating assets and liabilities, excluding effect of acquisitions, divestitures, and currency	(700)	(490)
Other non-cash items	55	52
Net cash used in operating activities	(260)	(135)
Purchase of property, plant and equipment and other intangible assets	(152)	(124)
Proceeds from sales of property, plant and equipment and other intangible assets	4	4
Business acquisitions and investments in affiliated companies, and other	(96)	(22)
Proceeds from divestitures	4	—
Net debt proceeds	613	396
Dividends paid	(181)	(176)
Share buyback/cancellations	—	(30)
Purchase of treasury shares and tax withholdings for share-based incentive plans	(106)	(46)
Change in cash and cash equivalents classified as held for sale	21	—
Other, including effect of exchange rate on cash and cash equivalents	(60)	(32)
Net decrease in cash and cash equivalents	(213)	(165)
Cash and cash equivalents balance at beginning of the year (1)	775	689
Cash and cash equivalents balance at end of the period	562	524
(1) Cash and cash equivalents at the beginning of the fiscal year 2023 include $75 million of cash and cash equivalents classified as held for sale.

U.S. GAAP Condensed Consolidated Balance Sheets (Unaudited)

($ million)	June 30, 2023	September 30, 2023
Cash and cash equivalents	689	524
Trade receivables, net	1,875	1,870
Inventories, net	2,213	2,134
Property, plant, and equipment, net	3,762	3,718
Goodwill and other intangible assets, net	6,890	6,832
Other assets	1,574	1,605
Total assets	17,003	16,683
Trade payables	2,690	2,218
Short-term debt and current portion of long-term debt	93	118
Long-term debt, less current portion	6,653	6,979
Accruals and other liabilities	3,477	3,404
Shareholders' equity	4,090	3,964
Total liabilities and shareholders' equity	17,003	16,683

Components of Fiscal 2024 Net Sales growth

	Three Months Ended September 30,
($ million)	Flexibles	Rigid Packaging	Total
Net sales first quarter 2024	2,568	875	3,443
Net sales first quarter 2023	2,779	933	3,712
Reported Growth %	(8)	(6)	(7)
FX %	3	1	2
Constant Currency Growth %	(11)	(7)	(9)
RM Pass Through %	(2)	(1)	(1)
Items affecting comparability %	(3)	—	(2)
Comparable Constant Currency Growth %	(6)	(6)	(6)
Volume %	(8)	(7)	(8)
Price/Mix %	2	1	2

Reconciliation of Non-GAAP Measures
Reconciliation of adjusted Earnings before interest, tax, depreciation, and amortization (EBITDA), Earnings before interest and tax (EBIT), Net income, Earnings per share (EPS) and Adjusted Free Cash Flow

	Three Months Ended September 30, 2022				Three Months Ended September 30, 2023
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)(1)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)(1)
Net income attributable to Amcor	232	232	232	15.5	152	152	152	10.5
Net income attributable to non-controlling interests	2	2			2	2
Tax expense	58	58			39	39
Interest expense, net	50	50			75	75
Depreciation and amortization	142				142
EBITDA, EBIT, Net income, and EPS	484	342	232	15.5	410	268	152	10.5
Impact of hyperinflation	8	8	8	0.5	17	17	17	1.2
Russia-Ukraine conflict impacts(2)	3	3	3	0.2	28	28	28	1.9
Other	(1)	(1)	(1)	(0.1)	4	4	4	0.2
Amortization of acquired intangibles(3)		40	40	2.7		41	41	2.8
Tax effect of above items			(11)	(0.7)			(16)	(1.1)
Adjusted EBITDA, EBIT, Net income and EPS	494	392	271	18.1	459	358	226	15.6
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income, and EPS					(7)	(9)	(17)	(14)
% items affecting comparability(4)					4	5	6	5
% currency impact					(2)	(1)	(2)	(1)
% comparable constant currency growth					(5)	(5)	(13)	(10)
Adjusted EBITDA	494				459
Interest paid, net	(34)				(47)
Income tax paid	(35)				(53)
Purchase of property, plant and equipment and other intangible assets	(152)				(124)
Proceeds from sales of property, plant and equipment and other intangible assets	4				4
Movement in working capital	(666)				(459)
Other	(11)				(7)
Adjusted Free Cash Flow	(400)				(227)

(1) Calculation of diluted EPS for the three months ended September 30, 2023 excludes net income attributable to shares to be repurchased under forward contracts of $1 million and $2 million for the three months ended September 30, 2022.
(2) Includes incremental costs and restructuring and related expenses incurred in connection with the conflict and the related sale of the Russian business.
(3) Amortization of acquired intangible assets from business combinations.
(4) Reflects the impact of disposed and ceased operations.

Reconciliation of adjusted EBIT by reporting segment

	Three Months Ended September 30, 2022				Three Months Ended September 30, 2023
($ million)	Flexibles	Rigid Packaging	Other	Total	Flexibles	Rigid Packaging	Other	Total
Net income attributable to Amcor				232				152
Net income attributable to non-controlling interests				2				2
Tax expense				58				39
Interest expense, net				50				75
EBIT	311	57	(26)	342	256	40	(28)	268
Impact of hyperinflation	—	8	—	8	—	17	—	17
Russia-Ukraine conflict impacts(1)	3	—	—	3	24	4	—	28
Other	—	—	(1)	(1)	2	—	2	4
Amortization of acquired intangibles(2)	39	1	—	40	40	1	—	41
Adjusted EBIT	353	66	(27)	392	322	62	(26)	358
Adjusted EBIT / sales %	12.7%	7.0%		10.6%	12.5%	7.1%		10.4%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					(9)	(5)		(9)
% items affecting comparability(3)					6	—	—	5
% currency impact					(2)	(1)	—	(1)
% comparable constant currency					(5)	(6)	—	(5)
(1) Includes incremental costs and restructuring and related expenses incurred in connection with the conflict and the related sale of the Russian business.
(2) Amortization of acquired intangible assets from business combinations.
(3) Reflects the impact of disposed and ceased operations.

Reconciliation of net debt

($ million)	June 30, 2023	September 30, 2023
Cash and cash equivalents	(689)	(524)
Short-term debt	80	107
Current portion of long-term debt	13	11
Long-term debt, less current portion	6,653	6,979
Net debt	6,057	6,573